Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION
ANNOUNCES 12% INCREASE IN NET SALES AND 1.7% INCREASE IN
COMPARABLE STORE SALES FOR THE FIRST QUARTER

DALLAS, TX – April 8, 2004 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales for its first quarter ended March 31, 2004 were $168.6 million, up 12.1% from $150.4 million in the corresponding period the prior year.  Comparable store sale increased 1.7% for the quarter.

“Our first quarter comparable store sales gain of 1.7% marks the third consecutive year we have generated a comparable store sales gain in the first quarter,” stated Kathleen Mason, President and Chief Executive Officer.  “Merchandise availability and flow through the distribution system continues to be good, and we are confident in our opportunities for the upcoming quarter.”

In the first quarter of 2004, we refined our methodology for calculating our comparable store sales gain, in light of changes to the timing of store openings during a quarter.  Stores are now included in the same store calculation at the beginning of the quarter following the anniversary date of the store opening.  Previously, stores were included in the same store calculation at the beginning of the quarter that contained the anniversary date of the store opening, because stores were opened only at the beginning of quarters.  Using our refined methodology, the comparable sales gain for the first quarter of 2003 would have been 4.9% compared to the 4.5% previously reported.

Based on the first quarter sales results ending March 31, 2004, the Company currently expects diluted earnings per share in the first quarter to be approximately $0.19, an increase of 27% compared to reported earnings of $0.15 for the first quarter of 2003.

Tuesday Morning Corporation management will review first quarter financial results in a teleconference call on April 22, 2004 at 10:00 a.m. Eastern Time. The Company will release first quarter results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 594 stores in 42 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2003.

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